Exhibit 99

Meridian Interstate Bancorp, Inc. Reports Net Income for the First Quarter

Ended March 31, 2014

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (April 22, 2014): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), which also operates under the name Mt. Washington Bank, a Division of East Boston Savings Bank (“Mt. Washington”), announced net income of $4.8 million, or $0.22 per diluted share, for the quarter ended March 31, 2014, up from $3.1 million, or $0.14 per diluted share, for the quarter ended March 31, 2013. The Company’s return on average assets was 0.70% for the quarter ended March 31, 2014, up from 0.53% for the quarter ended March 31, 2013. For the quarter ended March 31, 2014, the Company’s return on average equity was 7.59%, up from 5.20% for the quarter ended March 31, 2013.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “I am pleased to report net income of $4.8 million, or $0.22 per share, for the first quarter of 2014, an increase of 56% from the first quarter of 2013. During the quarter, we grew to $2.8 billion in total assets, reflecting net loan growth of $53 million and net deposit growth of $69 million. As a result of our growth over the past year, first quarter net interest income increased $3.0 million, or 17%, to $20.6 million. In March, we announced our plan to convert into a fully public stock holding company structure and remain committed to carefully executing our plans so that we can continue to profitably and prudently grow the franchise while enhancing stockholder value.”

Net interest income increased $3.0 million, or 16.9%, to $20.6 million for the quarter ended March 31, 2014 from $17.6 million for the quarter ended March 31, 2013. The interest rate spread and net interest margin on a tax-equivalent basis were 3.17% and 3.32%, respectively, for the quarter ended March 31, 2014 compared to 3.17% and 3.33%, respectively, for the quarter ended March 31, 2013. The increase in net interest income was due primarily to loan growth along with declines in the cost of funds, partially offset by declines in yields on interest-earning assets and deposit growth for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013.

The average balance of the Company’s loan portfolio increased $483.3 million, or 26.4%, to $2.313 billion, which was partially offset by the decline in the yield on loans on a tax-equivalent basis of 28 basis points to 4.39% for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013. The average balance of the Company’s total deposits increased $378.3 million, or 20.0%, to $2.267 billion, which was partially offset by the decline in cost of total deposits of six basis points to 0.79% for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013. The Company’s yield on interest-earning assets on a tax-equivalent basis declined 11 basis points to 4.10% for the quarter ended March 31, 2014 compared to 4.21% for the quarter ended March 31, 2013, while the cost of funds declined 11 basis points to 0.83% for the quarter ended March 31, 2014 compared to 0.94% for the quarter ended March 31, 2013.

Mr. Gavegnano noted, “It was gratifying to see net interest income rise for the eleventh consecutive quarter following growth of $469 million, or 25%, in our loan portfolio and $360 million, or 28%, in core deposits over the past year. When compared to the fourth quarter of 2013, our net interest margin increased 12 basis points as the yield on earning assets increased nine basis points while our cost of funds continued to decline.”

The Company’s provision for loan losses was $133,000 for the quarter ended March 31, 2014 compared to $1.3 million for the quarter ended March 31, 2013. The change was based on management’s assessment of loan portfolio growth and composition changes, a decline in historical charge-off trends, an ongoing evaluation of credit quality and improving economic conditions. The allowance for loan losses was $25.4 million or 1.08% of total loans outstanding at March 31, 2014, compared to $25.3 million or 1.11% of total loans outstanding at December 31, 2013. Net charge-offs totaled $27,000 for the quarter ended March 31, 2014, or less than 0.01% of average loans outstanding, as compared to $881,000 for the quarter ended March 31, 2013, or 0.19% of average loans outstanding.

Non-accrual loans increased $717,000, or 1.7%, to $42.2 million, or 1.80% of total loans outstanding, at March 31, 2014, from $41.5 million, or 1.81% of total loans outstanding, at December 31, 2013, primarily due to an increase of $1.5 million in non-accrual construction loans offset by a decline of $938,000 in non-accrual one- to four-family loans. Non-performing assets increased $177,000, or 0.4%, to $43.1 million, or 1.54% of total assets, at March 31, 2014, from $42.9 million, or 1.60% of total assets, at December 31, 2013. Non-performing assets at March 31, 2014 were comprised of $16.7 million of one- to four-family mortgage loans, $12.8 million of construction loans, $8.8 million of commercial real estate loans, $2.6 million of home equity loans, $1.2 million of commercial business loans and foreclosed real estate of $850,000. Non-performing assets at March 31, 2014 included $15.3 million of non-accrual loans acquired in the January 2010 Mt. Washington Co-operative Bank merger.

Non-interest income decreased $377,000, or 8.6%, to $4.0 million for the quarter ended March 31, 2014 from $4.4 million for the quarter ended March 31, 2013, primarily due to decreases of $713,000 in gain on sales of securities, net and $35,000 in mortgage banking gains, net partially offset by increases of $213,000 in customer service fees and $157,000 in loan fees.

Non-interest expenses increased $1.1 million, or 6.9%, to $17.4 million for the quarter ended March 31, 2014 from $16.3 million for the quarter ended March 31, 2013, primarily due to increases of $726,000 in salaries and employee benefits, $227,000 in occupancy and equipment, $170,000 in data processing, $116,000 in marketing and advertising, $40,000 in professional services and $76,000 in deposit insurance partially offset by decreases of $95,000 in foreclosed real estate expense and $131,000 in other non-interest expenses. The Company’s efficiency ratio was 75.66% for the quarter ended March 31, 2014 compared to 82.64% for the quarter ended March 31, 2013.

Mr. Gavegnano added, “Our efficiency ratio improved in the first quarter on the strength of the rise in net interest income while non-interest expenses rose at a more moderate pace. We have prudently managed our growth and cost structure following the opening last year of new branches in the lucrative Boston area markets of Belmont, Allston and Somerville. We continue to selectively recruit highly qualified employees as we enhance infrastructure and technology as necessary. As our operating profitability continues to increase, we expect further improvement in our efficiency ratio and other financial performance trends.”

The Company recorded a provision for income taxes of $2.3 million for the quarter ended March 31, 2014, reflecting an effective tax rate of 32.2%, compared to $1.4 million, or 30.8%, for the quarter ended March 31, 2013. The change in the effective tax rate was primarily due to changes in the components of pre-tax income.

Total assets increased $113.0 million, or 4.2%, to $2.795 billion at March 31, 2014 from $2.682 billion at December 31, 2013. Net loans increased $53.1 million, or 2.3%, to $2.319 billion at March 31, 2014 from $2.265 billion at December 31, 2013. The net increase in loans for the quarter ended March 31, 2014 was primarily due to net increases of $38.6 million in multi-family and commercial real estate loans and $23.6 million in commercial business loans. Cash and due from banks increased $70.4 million, or 81.6%, to $156.6 million at March 31, 2014 from $86.3 million at December 31, 2013. Securities available for sale decreased $9.8 million, or 4.9%, to $191.4 million at March 31, 2014 from $201.1 million at December 31, 2013.

Total deposits increased $68.9 million, or 3.1%, to $2.317 billion at March 31, 2014 from $2.249 billion at December 31, 2013, including net growth in core deposits of $65.3 million, or 4.1%, to $1.638 billion, or 70.7% of total deposits. Total borrowings increased $40.2 million, or 24.8%, to $202.1 million at March 31, 2014 from $161.9 million at December 31, 2013.

Total stockholders’ equity increased $5.4 million, or 2.2%, to $254.6 million at March 31, 2014, from $249.2 million at December 31, 2013. The increase for the quarter ended March 31, 2014 was due primarily to $4.8 million in net income and $566,000 related to stock-based compensation plans. Stockholders’ equity to assets was 9.11% at March 31, 2014, compared to 9.29% at December 31, 2013. Book value per share increased to $11.45 at March 31, 2014 from $11.21 at December 31, 2013. Tangible book value per share increased to $10.83 at March 31, 2014 from $10.60 at December 31, 2013. Market price per share increased $2.99, or 13.2%, to $25.57 at March 31, 2014 from $22.58 at December 31, 2013. At March 31, 2014, the Company and the Bank continued to exceed all regulatory capital requirements.

As of March 31, 2014, the Company had repurchased 287,652 shares of its stock at an average price of $14.68 per share, or 31.8% of the 904,224 shares authorized for repurchase under the Company’s fourth repurchase program as adopted during 2011. The Company has repurchased 1,691,580 shares at an average price of $10.89 per share since December 2008. The Company terminated the repurchase program in connection with the Company’s plan to convert into a fully public stock holding company structure.

Mr. Gavegnano commented, “All of us at the Company are saddened by the passing of Deborah J. Jackson, our colleague and our President and Chief Operating Officer, who succumbed to illness in March. Deb provided crucial leadership during her five years with us that contributed to making the Company stronger than ever. We will build on Deb’s contributions and honor her spirit as we meet the challenges that lie ahead.”

On April 1, 2014, the Company was recognized by Forbes magazine as one of “America’s 50 Most Trustworthy Financial Companies.” The Forbes list was compiled by GMI Ratings, a proprietary ratings provider and investment advisor that reviews the accounting and governance behaviors of over 8,000 publicly-traded companies in North America, including factors such as high-risk events, revenue and expense recognition methods, SEC actions, and bankruptcy risk as indicators of a company’s credibility.

Mr. Gavegnano concluded, “It is a great honor for us to be recognized for the strength of our corporate governance and transparency in financial reporting. We remain committed to acting with integrity and in accordance with the highest ethical standards we have set on the behalf of our stockholders and the customers we serve.”

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 27 full service locations in the greater Boston metropolitan area including nine full-service locations in its Mt. Washington Bank Division. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	March 31, 2014	December 31, 2013
	(Dollars in thousands)
ASSETS
Cash and due from banks	$156,632	$86,271
Securities available for sale, at fair value	191,361	201,137
Federal Home Loan Bank stock, at cost	11,989	11,907
Loans held for sale	1,208	2,363

Loans, net of fees	2,343,988	2,290,735
Less allowance for loan losses	(25,440)	(25,335)

Loans, net	2,318,548	2,265,400

Bank-owned life insurance	37,727	37,446
Foreclosed real estate, net	850	1,390
Premises and equipment, net	39,161	39,426
Accrued interest receivable	7,008	7,127
Deferred tax asset, net	13,571	13,478
Goodwill	13,687	13,687
Other assets	3,395	2,469

Total assets	$2,795,137	$2,682,101

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$265,078	$255,639
Interest-bearing	2,052,401	1,992,961

Total deposits	2,317,479	2,248,600

Long-term debt	202,123	161,903
Accrued expenses and other liabilities	20,968	22,393

Total liabilities	2,540,570	2,432,896

Stockholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	99,762	99,553
Retained earnings	167,159	162,388
Accumulated other comprehensive income	4,129	4,104
Treasury stock, at cost, 767,761 and 778,821 shares at March 31, 2014 and December 31, 2013, respectively	(9,769)	(9,919)
Unearned compensation - ESOP, 569,250 and 579,600 shares at March 31, 2014 and December 31, 2013, respectively	(5,693)	(5,796)
Unearned compensation - restricted shares, 96,590 and 103,810 at March 31, 2014 and December 31, 2013, respectively	(1,021)	(1,125)

Total stockholders’ equity	254,567	249,205

Total liabilities and stockholders’ equity	$2,795,137	$2,682,101

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income

(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$24,435	$20,794
Interest on debt securities:
Taxable	745	1,156
Tax-exempt	45	53
Dividends on equity securities	313	349
Other interest and dividend income	90	64

Total interest and dividend income	25,628	22,416

Interest expense:
Interest on deposits	4,405	3,948
Interest on borrowings	621	842

Total interest expense	5,026	4,790

Net interest income	20,602	17,626
Provision for loan losses	133	1,260

Net interest income, after provision for loan losses	20,469	16,366

Non-interest income:
Customer service fees	1,799	1,586
Loan fees	213	56
Mortgage banking gains, net	120	155
Gain on sales of securities, net	1,560	2,273
Income from bank-owned life insurance	281	291
Other income	11	—

Total non-interest income	3,984	4,361

Non-interest expenses:
Salaries and employee benefits	10,801	10,075
Occupancy and equipment	2,561	2,334
Data processing	1,161	991
Marketing and advertising	807	691
Professional services	641	601
Foreclosed real estate	11	106
Deposit insurance	551	475
Other general and administrative	888	1,019

Total non-interest expenses	17,421	16,292

Income before income taxes	7,032	4,435
Provision for income taxes	2,261	1,367

Net income	$4,771	$3,068

Earnings per share:
Basic	$0.22	$0.14
Diluted	$0.22	$0.14
Weighted average shares:
Basic	21,651,659	21,639,122
Diluted	22,083,647	21,952,607

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended March 31,
	2014			2013
	Average Balance	Interest (1)	Yield/ Cost (6)	Average Balance	Interest (1)	Yield/ Cost (6)
	(Dollars in thousands)

Assets:
Interest-earning assets:
Loans (2)	$2,312,889	$25,029	4.39%	$1,829,617	$21,050	4.67%
Securities and certificates of deposits	195,268	1,240	2.58	252,626	1,713	2.75
Other interest-earning assets (3)	101,703	90	0.36	116,171	64	0.22

Total interest-earning assets	2,609,860	26,359	4.10	2,198,414	22,827	4.21

Noninterest-earning assets	111,774			121,645

Total assets	$2,721,634			$2,320,059

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$216,795	301	0.56	$175,732	231	0.53
Money market deposits	851,592	1,857	0.88	616,801	1,355	0.89
Regular and other deposits	262,386	168	0.26	246,854	161	0.26
Certificates of deposit	678,808	2,079	1.24	648,882	2,201	1.38

Total interest-bearing deposits	2,009,581	4,405	0.89	1,688,269	3,948	0.95
Borrowings	183,868	621	1.37	177,006	842	1.93

Total interest-bearing liabilities	2,193,449	5,026	0.93	1,865,275	4,790	1.04

Noninterest-bearing demand deposits	257,122			200,162
Other noninterest-bearing liabilities	19,756			18,762

Total liabilities	2,470,327			2,084,199
Total stockholders’ equity	251,307			235,860

Total liabilities and stockholders’ equity	$2,721,634			$2,320,059

Net interest-earning assets	$416,411			$333,139

Fully tax-equivalent net interest income		21,333			18,037
Less: tax-equivalent adjustments		(731)			(411)

Net interest income		$20,602			$17,626

Interest rate spread (4)			3.17%			3.17%
Net interest margin (5)			3.32%			3.33%
Average interest-earning assets to average interest-bearing liabilities		118.98%			117.86%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,266,703	$4,405	0.79%	$1,888,431	$3,948	0.85%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,450,571	$5,026	0.83%	$2,065,437	$4,790	0.94%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, resulting yields, and interest rate spread and net interest margin, are presented on a tax-equivalent basis based on a tax rate of 35%. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	At or For the Three Months Ended
	March 31,
	2014	2013

Key Performance Ratios
Return on average assets (1)	0.70%	0.53%
Return on average equity (1)	7.59	5.20
Stockholders’ equity to total assets	9.11	9.96
Interest rate spread (1) (2)	3.17	3.17
Net interest margin (1) (3)	3.32	3.33
Non-interest expense to average assets (1)	2.56	2.81
Efficiency ratio (4)	75.66	82.64

	March 31,	December 31,	March 31,
	2014	2013	2013

Asset Quality Ratios
Allowance for loan losses/total loans	1.08%	1.11%	1.12%
Allowance for loan losses/non-accrual loans	60.22	61.00	45.22
Non-accrual loans/total loans	1.80	1.81	2.47
Non-accrual loans/total assets	1.51	1.55	1.92
Non-performing assets/total assets	1.54	1.60	2.01

Share Related
Book value per share	$11.45	$11.21	$10.74
Tangible book value per share	$10.83	$10.60	$10.13
Market value per share	$25.57	$22.58	$18.75
Shares outstanding	22,232,239	22,221,179	22,255,380

(1)	Annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets based on a tax rate of 35% and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities.